Exhibit 10.8

MEMBERSHIP INTEREST LIQUIDATION AGREEMENT

This Membership Interest Liquidation Agreement (the “Agreement”) is made and entered into among Cactus Precious Metals LLC, a Colorado limited liability company (the “Company”) and Pan American Gold Corporation (the “Member”), effective as of December 31, 2004 (the “Effective Date”).

WHEREAS, the Member holds a membership interest in the Company; and

WHEREAS, the Member desires to resign its membership interest in the Company; and

WHEREAS, the Member contributed US$90,000 (Ninety Thousand US Dollars) to the capital of the Company and has, to date, received no distributions from the Company.

WHEREAS, the Member and Company desire to have the Member’s membership interest in the Company liquidated in its entirety;

NOW FOR GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED, THE PARTIES AGREE AS FOLLOWS:

1.          Resignation. As of 11:59 pm (MST) on the effective date, the Member hereby resigns its membership interest in the Company pursuant to C.R.S. § 7-80-602. The Member acknowledges that, pursuant to C.R.S. § 7-80-603, upon such resignation, the Member shall have no right to participate in the management of the business or the affairs of the Company.

2.          Liquidation. As payment made in complete liquidation of the Member’s membership interest in the Company pursuant to I.R.C. § 736, the Company shall pay to the Member on the Effective Date, the sum of US$15,724.85 (Fifteen Thousand Seven Hundred Twenty Four US Dollars and Eighty Five Cents) (the “Liquidation Amount”). The parties hereto acknowledge that such Liquidation Amount is not a guaranteed payment or a payment based upon the income of the Company under I.R.C. § 736(a) and the Treasury Regulations promulgated thereunder.

3.          Information Return. The Company agrees to complete and file with the Internal Revenue Service, all information returns and income tax returns on or before the date required by law, and to immediately forward copies thereof to the Member.

4.          Investment Representations. The Member, prior to resigning its membership interest in the Company and agreeing to the complete liquidation of such membership interest, has made an investigation of the Company and its business, and the Company has made available to each such member all information with respect thereto which such Member needed to make an informed decision. The Member considers itself to be possessing of experience and sophistication as an investor which are adequate for the evaluation of such resignation and liquidation.

5.          Entire Agreement and Successors in Interest. This Agreement sets forth the entire agreement and understanding between the parties, shall be binding upon their past, present and future partners, agents, heirs, successors, and assigns and may not be rescinded, canceled, terminated, supplemented, amended or modified in any manner whatsoever without the prior written consent of the parties.

6.          Warranty of Capacity to Execute Agreement. Each of the parties hereto represent to the other that it has full power and authority to enter into this Agreement and to perform its obligations hereunder. Each of the parties hereto further represents that it has duly authorized the execution, delivery and performance of this Agreement.

7.          Fax and Counterpart Signatures. The parties hereto agree that this Agreement may be signed in counterparts by the parties separately. The parties hereto further agree that signatures may be transmitted by telefacsimile and such signatures shall be considered as originals.

THE COMPANY

/s/ James D. Frank

Cactus Precious Metals LLC,

a Colorado limited liability company

By: James D. Frank

Its: Manager

Date: December 31, 2004

THE MEMBER

/s/ Richard Bachman

Pan American Gold Corporation

By: Richard Bachman

Its: President

Date: December 31, 2004